Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
September 17, 2009	Chicago	Orange County
	Doha	Paris
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
Scientific Games International, Inc.	Madrid	Tokyo
750 Lexington Avenue, 25th Floor	Milan	Washington, D.C.
New York, New York 10022	Moscow

Re:                              Registration Statement on Form S-4; $225,000,000 in Aggregate Principal Amount of 9.250% Senior Subordinated Notes due 2019

Ladies and Gentlemen:

We have acted as special counsel to Scientific Games International, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $225,000,000 aggregate principal amount of 9.250% Senior Subordinated Notes due 2019 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by each of the subsidiaries of the Company set forth on Exhibit 1 hereto (the “Guarantors”), under an Indenture, dated as of May 21, 2009 (the “Indenture”), among the Company, the Guarantors, and The Bank Of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2009 (Registration No. 333-161268) (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company, each of the Guarantors incorporated in the State of Delaware (the “Covered Guarantors”), and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York, the General Corporation Law of the state of Delaware and the Delaware Limited Liability Companies Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware state, any laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Registration Statement and the Registration Rights Agreement, dated May 21, 2009, among the Company, the Guarantors and J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as representatives for the initial purchasers listed in Exhibit 2 hereto (collectively, the “Initial Purchasers”), the Notes and the Guarantees will have been duly authorized by all necessary corporate or limited liability company action, as the case may be, of the Company and the Covered Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to:  (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.11 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, and (f) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion with respect to: (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Covered Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Exhibit 1

Guarantors

Guarantor Name	State or Other Jurisdiction of Incorporation or Organization

Scientific Games Corporation	Delaware

MDI Entertainment, LLC	Delaware

Scientific Games Racing, LLC	Delaware

SG Racing, Inc.	Delaware

Autotote Enterprises, Inc.	Connecticut

Autotote Gaming, Inc.	Nevada

Scientific Games Products, Inc.	Delaware

Trackplay LLC	Delaware

Scientific Games SA, Inc.	Delaware

Exhibit 2

Initial Purchaser

J.P. Morgan Securities Inc.

Banc of America Securities LLC

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Cowen and Company, LLC

Daiwa Securities America Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

Scotia Capital (USA) Inc.

UniCredit Capital Markets, Inc.